                                                               Filed Pursuant to
                                                               Rule 424(b)(3)
                                                               Registration No.
                                                               333-121263

                   FINAL TERMS NO. 1715 DATED 28TH AUGUST 2007

                         QUEENSLAND TREASURY CORPORATION

                        ISSUE OF A$ 10,000,000.00 GLOBAL
                 A$ BONDS GUARANTEED BY THE TREASURER ON BEHALF
                         OF THE GOVERNMENT OF QUEENSLAND
                      UNDER THE A$15,000,000,000 GLOBAL A$
                  BOND FACILITY ISSUED ON A CONSOLIDATED BASIS
                       WITH THE GLOBAL A$ BONDS DUE 2011,
CURRENTLY TOTALING A$ 3,039,408,000.00 (A$ 1,979,383,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated March 14, 2000 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

1.  (i)   Issuer:                   Queensland Treasury Corporation

    (ii)  Guarantor:                The Treasurer on behalf of the Government of
                                    Queensland

2.        Benchmark line:           2011
                                    (to be consolidated and form a single series
                                    with QTC 6% Global A$ Bonds due 14 June,
                                    2011, ISIN US748305C27)

3.        Specific Currency or      AUD ("A$")
          Currencies:

4.  (i)   Issue price:              99.464%%

    (ii)  Dealers' fees and         No fee or commission is payable in respect
          commissions paid by       of the issue of the bond(s) described in
          Issuer:                   these final terms (which will constitute a
                                    "pricing supplement" for purposes of any
                                    offers or sales in the United States or to
                                    U.S. persons). Instead, QTC pays fees

                                    and commissions in accordance with the
                                    procedure described in the QTC Offshore and Onshore Fixed Interest Distribution Group
                                    Operational Guidelines.

5.  Specified Denominations:        A$1,000

6.  (i) Issue Date:                 30TH August 2007

    (ii)  Record Date (date on      6 June/6 December
          and from which security
          is Ex-interest):

    (iii) Interest Payment Dates:   14 June/14 December

7.        Maturity Date:            14 June 2011

8.        Interest Basis:           6 per cent Fixed Rate

9.        Redemption/Payment        Redemption at par
          Basis:

10.       Change of Interest        Not Applicable
          Basis or Redemption/
          Payment Basis:

11. (i)   Status of the Bonds:      Senior and rank pari passu with other
                                    senior, unsecured debt obligations of QTC

    (ii)  Status of the             Senior and ranks pari passu with all its
          Guarantee:                other unsecured obligations

12.       Method of distribution:   Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note
          Provisions Applicable

    (i)   Rate(s) of Interest:      6 percent per annum payable semi-annually in
                                    arrears

    (ii)  Interest Payment          14 June and 14 December in each year up to
          Date(s):                  and including the Maturity Date

    (iii) Fixed Coupon Amount(s):   A$30 per A$1,000 in nominal amount

    (iv)  Determination Date(s):    Not Applicable

    (v)   Other terms relating to   None
          the method of
          calculating

          interest for Fixed Rate
          Bonds:

                        PROVISIONS RELATING TO REDEMPTION

14.       Final Redemption          A$1,000 per bond of A$1,000 Specified
          Amount:                   Denomination (N.B. If the Final Redemption
                                    Amount is different from 100% of the nominal
                                    value the Notes will be derivative
                                    securities for the purposes of the
                                    Prospectus Directive and the requirements of
                                    Annex XII to the Prospectus Directive
                                    Regulation will apply and the Issuer will
                                    prepare and publish a supplement to the
                                    prospectus supplement)

15.       Early Redemption          Not Applicable
          Amount(s) payable on
          redemption for taxation
          reasons or on event of
          default and/or the
          method of calculating
          the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:            Permanent Global Note not exchangeable for
                                    Definitive Bonds

17.       Additional Financial      Not Applicable
          Centre(s) or other
          special provisions
          relating to Payment
          Dates:

18.       Talons for future         No
          Coupons or Receipts to
          be attached to
          Definitive Bonds (and
          dates on which such
          Talons mature):

19.       Other terms or special    Not Applicable
          conditions:

                                  DISTRIBUTION

20. (i)   If syndicated, names      Not Applicable
          and addresses of
          Managers and
          underwriting
          commitments:

    (ii)  Date of Dealer            28th August 2007 (the "Trade Date")
          Agreement:

    (iii) Stabilizing Manager(s)    Not Applicable
          (if any):

21.       If non-syndicated, name   Australian and New Zealand Banking Group Ltd
          and address of relevant   530 Collins Street Melbourne VIC 3000
          Dealer:

          Whether TEFRA D or        TEFRA Not Applicable
          TEFRA C rules
          applicable or TEFRA
          rules not applicable:

23.       Additional selling        Not Applicable
          restrictions:

LISTING APPLICATION

These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized


                           PART B - OTHER INFORMATION

1.        LISTING
(i)       Listing:                  Bourse de Luxembourg.

(ii)      Admission to trading:     Application has been made for the bonds to
                                    be admitted to trading on the regulated
                                    market of the Bourse de Luxembourg with
                                    effect from the Issue Date.

 2.       RATINGS

          Ratings:                  The bonds to be issued have been rated:

                                    S&P:     AAA
                                    Moody's: Aaa

                                    An obligation rated 'AAA' by S&P has the highest credit rating assigned by Standard &
                                    Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

                                    Obligations rated Aaa by Moody's are judged to be of the highest quality with minimal credit risk.

                                    A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Each rating should be evaluated independently of any other rating.

3.        INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.        REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)       Reasons for the Offer:    See "Use of Proceeds" section in the
                                    prospectus supplement.

(ii)      Estimated net proceeds:   Not Applicable.

(iii)     Estimated total           Not Applicable.
          expenses:

5.        YIELD
          Indication of yield:      6.54%

                                    Calculated as 7 basis points less than the yield on the equivalent A$ Domestic Bond issued by the Issuer under its Domestic A$
                                    Bond Facility on the Trade Date.

                                    The yield is calculated on the Trade Date on the basis of the Issue Price. It is not an indication of future yield.

6.        OPERATIONAL INFORMATION

(i)       ISIN Code:                US748305BC27

(ii)      Common Code:              010926238

(iii)     CUSIP Code:               748305BC2

(iv)      Any clearing system(s)    Not Applicable
          other than Depositary
          Trust Company,
          Euroclear Bank
          S.A./N.V. and
          Clearstream Banking,
          societe anonyme and the
          relevant identification
          number(s):

(v)       Delivery:                 Delivery free of payment

(vi)      Names and addresses of    Not Applicable
          additional Paying
          Agent(s) (if any):